Exhibit 10.1

PROMISSORY NOTE AND INDENTURE

$6,650,000	April 21, 2004
Houston, Texas

     For value received, the undersigned, Hanover Compressor Company, a Delaware corporation (the “Company”), promises to pay to the order of the law firm of Milberg Weiss Bershad Hynes & Lerach LLP, or its successor(s), as and solely in the capacity of escrow agent (the “Escrow Agent”) with respect to the Settlement Fund as defined in that certain Stipulation and Agreement of Settlement, dated as of October 23, 2003, entered into in connection with Civil Action No. H-02-0410 (Consolidated) of the United States District Court for the Southern District of Texas, Houston Division (the “Stipulation”), at its offices at 401 B Street, Suite 1700, San Diego, California, or at such other place as may be designated in writing by the Escrow Agent, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Million Six Hundred Fifty Thousand Dollars ($6,650,000.00), together with interest thereon at an effective annual yield of five percent (5%) from February 6, 2004 (the date of final approval of the Stipulation by the Federal Court), on March 31, 2007 (the “Maturity Date”), on the terms and subject to the conditions contained herein. Interest under this Note shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

     This is the Note referred to in the Stipulation. The Escrow Agent agrees to apply the proceeds of this Note, if any, as provided in Section 9.3 of the Stipulation. Initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stipulation. If there is any inconsistency between the Stipulation and this Note, the terms of this Note shall govern.

     This Note is a general, unsecured obligation of the Company.

     Each of the Company and the Escrow Agent represents and warrants that this Note is intended to constitute an “indenture” as defined in, and for purposes of, the Trust Indenture Act of 1939, as amended (the “TIA”). This Note is not qualified, or subject to qualification, under the TIA, and the Escrow Agent is not required to be eligible as a trustee for purposes of the TIA. The provisions of Sections 315(a), (c) and (d) of the TIA are incorporated by reference herein and the Escrow Agent agrees to be bound by such provisions as if it were a “trustee” as such term is used therein

     This Note is not negotiable and is not otherwise transferable, divisible or assignable. Any purported negotiation of this Note and any purported transfer, division or assignment of this Note shall be null and void ab initio.

     If a Change of Control occurs prior to the Maturity Date and the Change of Control Price (as defined below) is (x) $12.25 or more, this Note shall be immediately extinguished and cancelled, and shall no longer evidence an obligation of the Company, or (y) less than $12.25, the entire outstanding principal amount of this Note and all accrued but unpaid interest hereunder shall be due and payable thirty (30) days following the Change of Control.

     “Change of Control Price” means the Closing Price Per Share on the last Business Day (as defined below) immediately prior to a Change of Control, with all appropriate adjustments made, by and in the good faith judgment of the Company’s Board of Directors, to reflect stock splits, reverse stock splits, stock dividends, reclassifications, mergers and reorganizations occurring after May 12, 2003 (but prior to the date of the Change of Control).

     “Closing Price Per Share” means, with respect to the Hanover Common Stock, for any Business Day, (i) the last reported sale price regular way (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Hanover Common Stock is traded or, (ii) if the Hanover Common Stock is not listed or admitted to trading on any United States securities exchange or quoted on the Nasdaq National Market, the average of the closing bid prices in the over-the-counter market as furnished by any Nasdaq National Market member firm selected from time to time by the Company for that purpose.

     If, before the Maturity Date, the stockholders of the Company approve a transaction the consummation of which would be a Change of Control, but such consummation does not occur prior to the Maturity Date, the Company’s obligation to make payment hereunder shall be suspended for a period not to exceed sixty (60) days, during which period interest shall continue to accrue at the annual rate of five percent (5%). If a Change of Control occurs prior to the expiration of such sixty-day period and the Change of Control Price is $12.25 or more, this Note shall be extinguished and cancelled and shall no longer evidence an obligation of the Company; otherwise, the entire outstanding principal amount of this Note and all accrued but unpaid interest hereunder shall be immediately due and payable upon expiration of such sixty-day period.

     If at any time prior to the Maturity Date and after the earlier of (x) March 31, 2004 and (y) the first distribution to the Settling Securities Plaintiffs from the Settlement Fund, the average Closing Price Per Share equals or exceeds $12.25, with all appropriate adjustments made by and in the good faith judgment of the Company’s Board of Directors to reflect stock splits, reverse stock splits, stock dividends, reclassifications, mergers and reorganizations occurring after May 12, 2003, for any 15 consecutive trading days, this Note shall be extinguished and cancelled and shall no longer evidence an obligation of the Company.

     The Company shall give prompt written notice to the Escrow Agent, in form and substance reasonable to allow the Escrow Agent to carry out its duties hereunder, following any Change of Control, stockholder approval of a transaction that would be a Change of Control, adjustment made pursuant to the immediately preceding paragraph and the Company’s calculation, certified by its chief financial officer, of the applicable Change of Control Price or average Closing Price Per Share. Any failure by the Company to comply with the obligations imposed on it by this paragraph shall be a default, entitling the Escrow Agent to such remedies as the Federal Court may deem just and equitable under the circumstances.

     If payment on this Note becomes due and payable on a day other than a Business Day, the maturity hereof shall be extended to the immediately following Business Day and interest shall continue to accrue during such extension. “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in Houston, Texas are authorized or required by law, order or proclamation to be closed for business.

     The Company and the Escrow Agent each irrevocably agree that all claims in respect of any action or proceeding arising out of or relating to this Note are related to the Actions referred to in the Stipulation, which are pending before the Federal Court and, therefore, irrevocably submit to the jurisdiction of such court in any such action or proceeding arising out of or relating to this Note, and the Company and the Escrow Agent hereby each irrevocably agree that the sole and exclusive venue for the resolution of any such claims in any such action or proceeding shall be in such court.

     All rights and obligations hereunder shall be governed by the laws of the State of Texas, without giving effect to principles of conflict of laws that would result in the application of the laws of any other jurisdiction.

HANOVER COMPRESSOR COMPANY
By:	/s/ JOHN JACKSON
	Name:	John E. Jackson
	Title:	Sr. V.P. & CFO

MILBERG WEISS BERSHAD HYNES & LERACH LLP, as Escrow Agent
By:	/s/ KEITH PARK
	Name:	Keith Park
	Title:	Partner

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